Exhibit 10.5

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

October 23, 2006

Mr. Joseph J. Jaeger
Chief Financial Officer
Physicians Formula, Inc.
1055 West 8th Street
Azusa, California 91702

Re:                               Additional Bonus Potential

Dear Joe:

In recognition of your valuable and diligent efforts in assisting with the initial public offering (the “Initial Public Offering”) of Physicians Formula Holdings, Inc. (the “Company”), we are pleased to revise the terms of your bonus opportunity of $500,000 set forth in the letter, dated December 16, 2005 (the “Original Letter”), of Physicians Formula, Inc. addressed to you.  This letter shall become effective upon the closing of the Initial Public Offering, and, upon effectiveness, this letter shall amend and restate in its entirety the Original Letter.

Pursuant to the revised bonus opportunity, the Company will pay you $250,000 upon the closing of the Initial Public Offering and an additional $250,000 upon the earlier of the completion of a secondary equity offering following the Initial Public Offering, or your completion of 24 months employment with the Company following the Initial Public Offering, so long as in each such case you remain employed by the Company from the date hereof until the date of each such event.  These payments will be subject to all required tax withholding and similar deductions.

Thank you for your continuing efforts and hard work.

Sincerely,

PHYSICIANS FORMULA HOLDINGS, INC.

By:	/s/ Ingrid Jackel

Its: Chief Executive Officer